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                                WAIVER AGREEMENT

         This WAIVER AGREEMENT (the "Waiver") is made and entered into as of the 16th day of February, 2001, by and among High Speed Net Solutions, Inc. ("HSNS"), Summus, Ltd. ("Summus") and certain stockholders of Summus (the "Stockholders"). Reference is hereby made to that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of October 30, 2000, by and among HSNS, Summus and the Stockholders, as amended by the Amendment to the Asset Purchase Agreement dated as of January 30, 2001. Capitalized terms not otherwise defined herein shall have the definitions attributed thereto in the Asset Purchase Agreement.

         The parties to the Asset Purchase Agreement hereby agree to waive certain provisions and conditions to Closing under the Asset Purchase Agreement, pursuant to the following terms:

         1. Each of Summus and Stockholder agrees to waive delivery of the release from William Dunavant referenced in Section 3.2(a)(ix) of the Asset Purchase Agreement. Further, the parties agree that all other releases referenced in Sections 3.2(a)(ix) and 3.2(b)(x) of the Asset Purchase Agreement would be unduly burdensome to obtain by the Closing Date. Each of Summus and HSNS agrees to waive delivery of such other releases, and to use its best efforts to obtain all such releases as soon as practicable after Closing, with the goal of obtaining such releases within 30 days following the Closing Date.

         2. The parties hereto agree that the option agreements referenced in
Section 4.8 of the Asset Purchase Agreement between HSNS and option holders of Summus would be unduly burdensome to obtain by the Closing Date. Each party agrees to waive delivery of such option agreements, and each of Summus and HSNS agrees to use its best efforts to obtain all such executed option agreements as soon as practicable after Closing, but in no event later than 30 days following the Closing Date.

         3. Each of Summus and Stockholder acknowledges and consents to all option grants made by HSNS between signing of the Asset Purchase Agreement and the Closing Date, and waives any right to object to such grants pursuant to the terms of the Asset Purchase Agreement.

         4. The parties hereto agree that the employment agreements to be delivered at Closing between HSNS and Messrs. Ban, Fox and Lowrey would be unduly burdensome to obtain by the Closing Date. Each party agrees to waive delivery of such employment agreements, and each of Summus and HSNS agrees to use its best efforts to obtain all such executed employment agreements as soon as practicable after Closing, but in no event later than 30 days following the Closing Date.


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         5. Notwithstanding the foregoing waivers, the options granted by the
Board of Directors on the afternoon of February 15, 2001 are not waived and are confirmed as effective prior to Closing.

         6. Each of Summus and Stockholder acknowledge that the number of shares of Common Stock to be delivered by HSNS cannot be fixed until Closing, and Summus therefore agrees to accept delivery of HSNS' Common Stock certificate for 20,012,552 shares at Closing, provided that either HSNS shall deliver to Summus an additional certificate, or Summus shall deliver to HSNS a certificate (either such certificate the "Reconciliation Certificate"), upon resolution of the number of shares due Summus has been reached between the parties after Closing (the "Final Share Amount"). The Reconciliation Certificate shall be made out for that number of shares of HSNS Common Stock sufficient to reconcile the certificate delivered at closing with the Final Share Amount.

         7. HSNS agrees to waive the requirement that Summus deliver consent documents at Closing from those equipment vendors listed in the Asset Purchase Agreement, provided that Summus will deliver such consents as soon as practicable and in no event later than 30 days following the Closing Date.

         8. The parties hereto agree that the employee offer letters and noncompetition, confidentiality and invention assignment agreements to be delivered at Closing between HSNS and certain new employees pursuant to Section 3.2(b)(iv) would be unduly burdensome to obtain by the Closing Date. HSNS agrees to waive delivery of such letters and agreements, and Summus agrees to use its best efforts to obtain all such executed letters and agreements as soon as practicable after Closing, but in no event later than seven days following the Closing Date.

                    [Signatures appear on the following page]


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         IN WITNESS WHEREOF, the parties have executed or caused this Waiver to be executed by their duly authorized agents as of the day and year first above written.

HIGH SPEED NET SOLUTIONS, INC.              SUMMUS, LTD.


By: /s/ Andrew Fox                          By: /s/ Bjorn Jawerth
   ----------------------------------          ---------------------------------
        Andrew Fox, President                       Bjorn Jawerth, President

                                            STOCKHOLDER


                                            /s/ Bjorn Jawerth
                                            ------------------------------------
                                                Bjorn Jawerth


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